[CBRL GROUP, INC. LOGO]	POST OFFICE BOX 787
LEBANON, TENNESSEE
37088-0787

C B R L G R O U P, I N C.

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director, Corporate Communications
(615) 443-9266

CBRL GROUP SUCCESSFULLY COMPLETES REDEMPTION
OF CONVERTIBLE NOTES

Redemption Completes Refinancing Aimed at Reducing Dilutive Effect of Notes

LEBANON, Tenn. - June 5, 2007 - CBRL Group, Inc. (the “Company”) (Nasdaq: CBRL) announced today that it has completed successfully the redemption and conversion of its Liquid Yield Option™ Notes due 2032 (Zero Coupon—Senior) (CUSIP Nos. 12489VAB2 and 12489VAA4) (the “Old Notes”) and, subject to final determination of the number of shares to be issued pursuant to their net share settlement feature, its Zero Coupon Senior Convertible Notes due 2032 (CUSIP No. 12489VAC0) (the “New Notes”) (the Old Notes and New Notes are collectively referred to as the “Notes”). The redemption and conversion was for $46,099,000 aggregate principal amount at maturity (approximately $22.0 million accreted value) of Old Notes and $375,931,000 aggregate principal amount at maturity (approximately $179.5 million accreted value) of New Notes that previously were outstanding. The Notes will be settled for approximately $189 million in cash, plus approximately 276,000 shares issued for Old Notes, plus a yet to be determined number of shares for the New Notes (which, for example, would range from approximately 95,000 to 264,000 shares if the applicable share price, as described further below, were to range from $45 to $47). The shares issued in settlement of the Notes compare with an approximately 4.6 million dilutive share effect that the Notes generally had prior to the redemption and conversion, and the Company reiterated its present intention to repurchase those shares along with other authorized repurchases.

Holders of Notes in an aggregate principal amount at maturity of $1,074,000 elected to be redeemed and, accordingly, the Company has deposited with the respective trustees of the Old Notes and the New Notes an aggregate of $512,738, reflecting a redemption price of $477.41 per $1,000 in principal amount at maturity. All remaining Notes were converted, with the exception

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CBRL Completes Redemption of Convertible Notes

June 5, 2007

of $20,000,000 in principal amount at maturity of Old Notes that were purchased by the Company in a private transaction under terms financially equivalent to the conversions.

As a result of the conversion and purchase of Notes, the Company will pay approximately $189 million in cash and issue, in addition to the 276,000 shares issued for the Old Notes, an as yet to be determined number of shares of common stock immediately following the ten-day averaging periods used in valuing the New Notes (the closing stock price over the averaging period determines the conversion value for the New Notes). The ten-day averaging periods will end between June 13 and June 15 depending on actual conversion dates for New Notes. At average share prices of $45.00, $46.00 and $47.00 the number of shares issued pursuant to the net share settlement feature of the New Notes would be, respectively, approximately 95,000, 181,000, and 264,000, subject also to cash settlement in lieu of fractional shares. These shares, and the approximately 276,000 shares to be issued in connection with the conversion of Old Notes, are the only remaining dilutive effects of the Old Notes and the New Notes. Before the redemption and conversion, the Notes generally had a dilutive impact of approximately 4.6 million shares.

As previously announced, the Company is authorized and presently intends to repurchase shares issued in connection with conversion of the Notes, in addition to 821,800 shares that it was previously authorized to repurchase. The Company presently has in place a 10b5-1 plan to effect an initial 500,000 share repurchases, and expects to enter into additional plans as appropriate to complete its share repurchase authorizations.

The Company will pay the redemption price of the Notes as well as the purchase price for any shares of common stock that are issued in connection with a conversion of any Notes through draws on its existing delayed-draw term loan facility and cash on hand.

About CBRL Group, Inc.
Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 559 Cracker Barrel Old Country Store® restaurants and gift shops located in 41 states.

Cautionary Statement Regarding Forward Looking Information
Certain matters discussed in this news release are not historical facts but are forward-looking statements regarding the Company’s intention to redeem the Old Notes and the New Notes and implement other financing initiatives. The Company’s ability to complete the remaining authorized share repurchases will depend, among other things, on market conditions, and there can be no assurance that the Company will complete these initiatives on the anticipated terms or at all. Risks and uncertainties related to the Company’s business are discussed in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended July 28, 2006 and

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CBRL Completes Redemption of Convertible Notes

June 5, 2007

Quarterly Reports on Form 10-Q for the quarters ended October 27, 2006, January 26, 2007 and April 27, 2007. The Company undertakes no obligation to update forward-looking statements.

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